Item 77M - DWS Diversified
International Equity Fund


On February 1, 2011 (the "Effective
Date"), DWS Diversified
International Equity Fund (the
"Predecessor Fund"), a series of
DWS Advisor Funds, a
Massachusetts business trust
(Registration Nos. 033-07404 and
811-04760), was reorganized into
DWS Diversified International
Equity Fund (the "Acquiring Fund"),
a corresponding newly created
"shell" series of DWS International
Fund, Inc., a Maryland corporation
(Registration Nos. 002-14400 and
811-00642).  On the Effective Date,
all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing corporation of which it is a series, the Acquiring Fund is substantially similar to its corresponding
Predecessor Fund.

All financial and other relevant
information for the Predecessor Fund
for the six-month period ended April
30, 2011 is reported on this Form N-
SAR.